Exhibit 99.1

VMware Reports Fourth Quarter and Fiscal Year 2019 Results

Record annual revenue of $8.97 billion, increasing 14% year-over-year

Q4 revenue growth of 16% year-over-year, driven by broad-based strength across the business

PALO ALTO, Calif., Feb. 28, 2019 — VMware, Inc. (NYSE: VMW), a leading innovator in enterprise software, today announced financial results for the fourth quarter and full fiscal year 2019:

Quarterly Review

•	Revenue for the fourth quarter was $2.59 billion, an increase of 16% from the fourth quarter of fiscal 2018.

•	License revenue for the fourth quarter was $1.23 billion, an increase of 21% from the fourth quarter of fiscal 2018.

•

GAAP net income for the fourth quarter was $502 million, including a loss of $38 million on an investment in Pivotal Software, or $1.21 per diluted share, compared to a GAAP net loss of $387 million, or $0.96 per diluted share, for the fourth quarter of fiscal 2018. Non-GAAP net income for the fourth quarter was $823 million, or $1.98 per diluted share, up 23% per diluted share compared to $657 million, or $1.60 per diluted share, for the fourth quarter of fiscal 2018.

•

GAAP operating income for the fourth quarter was $664 million, an increase of 10% from the fourth quarter of fiscal 2018. Non-GAAP operating income for the fourth quarter was $967 million, an increase of 18% from the fourth quarter of fiscal 2018.

•	Operating cash flow for the fourth quarter was $1.01 billion. Free cash flow for the fourth quarter was $946 million.

•	Total revenue plus sequential change in total unearned revenue grew 17% year-over-year.

•	License revenue plus sequential change in unearned license revenue grew 20% year-over-year.

Annual Review

•	Revenue for fiscal year 2019 was $8.97 billion, an increase of 14% from fiscal 2018.

•	License revenue for fiscal year 2019 was $3.79 billion, an increase of 18% from fiscal 2018.

•

GAAP net income for fiscal year 2019 was $2.42 billion, including a gain of $813 million on an investment in Pivotal Software, or $5.85 per diluted share, compared to $659 million, or $1.59 per diluted share, for fiscal 2018. Non-GAAP net income for fiscal year 2019 was $2.62 billion, or $6.33 per diluted share, up 21% per diluted share compared to $2.17 billion, or $5.24 per diluted share, for fiscal 2018.

•

GAAP operating income for fiscal year 2019 was $2.05 billion, an increase of 20% from fiscal 2018. Non-GAAP operating income for fiscal year 2019 was $3.04 billion, an increase of 14% from fiscal 2018.

•	Operating cash flow for fiscal year 2019 was $3.66 billion. Free cash flow for fiscal year 2019 was $3.42 billion.

•	Cash, cash equivalents and short-term investments were $2.85 billion, and unearned revenue was $6.98 billion as of February 1, 2019.

“Q4 was a terrific ending to a strong fiscal ’19 driven by broad-based strength across our diverse product portfolio and in all three geographies,” commented Pat Gelsinger, chief executive officer, VMware. “VMware is providing the essential ubiquitous software foundation for our customers’ digital transformations while we also work to drive positive global impact across our people, products and the planet.”

“We’re pleased with our performance in the quarter and for the year, including the return of $11 billion dollars to shareholders through a special dividend in December,” said Zane Rowe, executive vice president and chief financial officer, VMware. “We continued to drive deeper engagement with our customers and partners, who leverage the VMware portfolio for their business initiatives.”

Quarterly Business Highlights & Strategic Announcements

•

At AWS re:Invent 2018 in November, VMware and AWS unveiled new offerings that will run on AWS Outposts, enabling customers to build and deploy in customer data centers in an “as a service” model with rich, enterprise-class capabilities.

•

VMware announced the initial availability of VMware Cloud on AWS GovCloud (US) in November. With the initial availability of VMware Cloud on AWS GovCloud (US), United States government customers and partners run vSphere-based workloads in the AWS GovCloud (US) Region.

•

VMware closed the acquisition of Heptio in December. With the acquisition of Heptio, VMware will accelerate its efforts to make Kubernetes the container standard for customers building and running their applications across clouds, and continue to drive the open-source communities’ development of this critical platform.

•	VMware announced the general availability of VMware PKS 1.3, which introduced support for Microsoft Azure, further enhancing the solution’s multi-cloud capabilities.

•

Forrester positioned VMware as a leader in the Forrester Wave: Unified Endpoint Management, Q4 2018. VMware Workspace ONE achieved the highest possible score in the market presence category, as well as the product vision, commitment to innovation and partner ecosystem criteria.[i]

•	VMware was recognized as a leader in the Gartner Magic Quadrant for Hyperconverged Infrastructure based on the completeness of vision and ability to execute.ii

•

At Mobile World Conference this week, VMware demonstrated momentum in the Telco segment as 5G becomes a reality with an announced expansion of its AT&T SD-WAN collaboration to include 5G, a key alliance agreement with Ericsson as well as NFV deployment at scale with Vodafone.

•

As part of VMware’s carbon neutral certification program, VMware continued its commitment to building a low carbon economy by supporting carbon finance projects in India and Guatemala, reducing emissions through the transition to solar energy and reducing deforestation.

The company will host a conference call today at 2:00 p.m. PT/ 5:00 p.m. ET to review financial results and business outlook. A live web broadcast of the event will be available on the VMware investor relations website at http://ir.vmware.com. Slides will accompany the web broadcast. The replay of the webcast and slides will be available on the website for two months. In addition, six quarters of historical data for unearned revenue will also be made available at http://ir.vmware.com in conjunction with the conference call.

# # #

[i]	Forrester, Andrew Hewitt and Chris Sherman, The Forrester Wave™: Unified Endpoint Management, Q4 2018, 20 November 2018

ii

Gartner, John MacAurthur, et. Al., Magic Quadrant for Hyperconverged Infrastructure, 2 January 2019. Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, express or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

Adoption of New Revenue Standard ASC 606

During May 2014, the Financial Accounting Standards Board issued updates to accounting standards related to revenue recognition (“ASC 606”). VMware adopted ASC 606 on a full retrospective basis effective February 3, 2018. Accordingly, the financial results for the fourth quarter and full year fiscal 2019 presented in this release have been prepared under ASC 606. In order to provide meaningful comparisons to prior periods, VMware has included financial statements for the three months and year ended February 2, 2018, adjusted for ASC 606, and the balance sheet as of the end of fiscal 2018, adjusted for ASC 606. All year-over-year comparisons in this release compare fourth quarter and full year fiscal 2019 results to the fourth quarter and full year fiscal 2018 as adjusted for ASC 606.

To further assist investors, the financial tables in this release also include a supplemental unearned revenue schedule for the third and fourth quarters of fiscal 2018 as adjusted for ASC 606.

About VMware

VMware software powers the world’s complex digital infrastructure. The company’s cloud, networking and security, and digital workspace offerings provide a dynamic and efficient digital foundation to over 500,000 customers globally, aided by an ecosystem of 75,000 partners. Headquartered in Palo Alto, California, VMware is committed to being a force for good, from its breakthrough innovations to its global impact. For more information, please visit https://www.vmware.com/company.html.

Additional Information

VMware’s website is located at www.vmware.com, and its investor relations website is located at http://ir.vmware.com. VMware’s goal is to maintain the investor relations website as a portal through which investors can easily find or navigate to pertinent information about VMware, all of which is made available free of charge. The additional information includes materials that VMware files with the SEC; announcements of investor conferences and events at which its executives talk about its products, services and competitive strategies; webcasts of its quarterly earnings calls, investor conferences and events (archives of which are also available for a limited time); additional information on its financial metrics, including reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures; press releases on quarterly earnings, product and service announcements, legal developments and international news; corporate governance information; and other news, blogs and announcements that VMware may post from time to time that investors may find useful or interesting, including information regarding the tax treatment of VMware’s special dividend that was paid on December 28, 2018.

VMware, VMware Cloud, vSphere, Workspace ONE and Heptio are registered trademarks or trademarks of VMware, Inc. or its subsidiaries in the United States and other jurisdictions. All other marks and names mentioned herein may be trademarks of their respective organizations.

Use of Non-GAAP Financial Measures

Reconciliations of non-GAAP financial measures to VMware’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables titled “About Non-GAAP Financial Measures.”

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, statements regarding the expected benefits to customers of VMware products and services, including new offerings from VMware and AWS that will run on AWS Outposts and planned efforts with Heptio and within the open source community regarding Kuberbetes. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in consumer, government and information technology spending; (iii) competitive factors, including but not limited to pricing pressures, industry consolidation, entry of new competitors into the virtualization software and cloud, end user and mobile computing industries, and new product and marketing initiatives by VMware’s competitors; (iv) VMware’s customers’ ability to transition to new products and computing strategies such as cloud computing, desktop virtualization and the software defined data center; (v) VMware’s ability to enter into and maintain strategically effective partnerships and alliances; (vi) the uncertainty of customer acceptance of emerging technology; (vii) the ability to successfully integrate into VMware acquired companies and assets and smoothly transition services related to divested assets from VMware; (viii) rapid technological changes in the virtualization software and cloud, end user and mobile computing industries; (ix) changes to product and service development timelines; (x) VMware’s relationship with Dell Technologies and Dell’s ability to control matters requiring stockholder approval, including the election of VMware’s board members and matters relating to Dell’s investment in VMware; (xi) VMware’s ability to protect its proprietary technology; (xii) VMware’s ability to attract and retain highly qualified employees; (xiii) the ability of VMware to realize synergies from Dell; (xiv) disruptions resulting from key management changes; (xv) risks associated with international sales such as fluctuating currency exchange rates and increased trade barriers; (xvi) changes in VMware’s financial condition; and (xvii) risks associated with cyber-attacks, information security and privacy. These forward-looking statements are made as of the date of this press release, are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including VMware’s most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Contacts:

Paul Ziots

VMware Investor Relations

pziots@vmware.com

650-427-3267

Michael Thacker

VMware Global PR

mthacker@vmware.com

650-427-4454

VMware, Inc.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(amounts in millions, except per share amounts, and shares in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	February 1,	February 2,	February 1,	February 2,
	2019	2018(1)	2019	2018(1)
Revenue:
License	$1,231	$1,018	$3,788	$3,200
Services	1,360	1,208	5,186	4,662

Total revenue	2,591	2,226	8,974	7,862
Operating expenses(2):
Cost of license revenue	52	41	191	157
Cost of services revenue	291	263	1,067	984
Research and development	542	457	1,975	1,755
Sales and marketing	807	689	2,918	2,506
General and administrative	235	169	764	654
Realignment and loss on disposition	—	2	9	104

Operating income	664	605	2,050	1,702
Investment income (loss)	(7)	38	161	120
Interest expense	(34)	(33)	(134)	(74)
Other income (expense), net	(32)	15	806	66

Income before income tax	591	625	2,883	1,814
Income tax provision	89	1,012	461	1,155

Net income (loss)	$502	$(387)	$2,422	$659

Net income (loss) per weighted-average share, basic for Classes A and B	$1.22	$(0.96)	$5.94	$1.62
Net income (loss) per weighted-average share, diluted for Classes A and B	$1.21	$(0.96)	$5.85	$1.59
Weighted-average shares, basic for Classes A and B	410,277	403,383	407,766	406,738
Weighted-average shares, diluted for Classes A and B	416,451	403,383	414,267	413,368

(1) Adjusted to reflect the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”).
(2) Includes stock-based compensation as follows:
Cost of license revenue	$—	$—	$1	$2
Cost of services revenue	14	12	51	50
Research and development	99	88	371	355
Sales and marketing	56	49	203	197
General and administrative	31	21	105	79

VMware, Inc.

CONSOLIDATED BALANCE SHEETS
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)
	February 1,	February 2,
	2019	2018(1)
ASSETS
Current assets:
Cash and cash equivalents	$2,830	$5,971
Short-term investments	19	5,682
Accounts receivable, net of allowance for doubtful accounts of $2 and $2	1,576	1,394
Due from related parties, net	937	532
Other current assets	289	257

Total current assets	5,651	13,836
Property and equipment, net	1,133	1,074
Other assets	1,853	924
Deferred tax assets	103	227
Intangible assets, net	541	548
Goodwill	5,381	4,597

Total assets	$14,662	$21,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$135	$15
Accrued expenses and other	1,593	1,357
Unearned revenue	3,968	3,438

Total current liabilities	5,696	4,810
Notes payable to Dell	270	270
Long-term debt	3,972	3,964
Unearned revenue	3,010	2,401
Income tax payable	889	954
Other liabilities	274	183

Total liabilities	14,111	12,582
Contingencies
Stockholders’ equity:
Class A common stock, par value $0.01; authorized 2,500,000 shares; issued and outstanding 110,715 and 103,776	1	1
Class B convertible common stock, par value $0.01; authorized 1,000,000 shares; issued and outstanding 300,000 shares	3	3
Additional paid-in capital	531	844
Accumulated other comprehensive income (loss)	2	(15)
Retained earnings	14	7,791

Total stockholders’ equity	551	8,624

Total liabilities and stockholders’ equity	$14,662	$21,206

(1)	Adjusted to reflect the adoption of ASC 606.

VMware, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Three Months Ended		Twelve Months Ended
	February 1, 2019	February 2, 2018(1)	February 1, 2019	February 2, 2018(1)
Operating activities:
Net income (loss)	$502	$(387)	$2,422	$659
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	165	146	630	565
Stock-based compensation	200	170	731	683
Deferred income taxes, net	(50)	191	113	310
Unrealized (gain) loss on equity securities, net	38	—	(799)	—
Loss on disposition	1	1	7	95
(Gain) loss on disposition of assets, revaluation and impairment, net	5	(13)	6	(45)
Gain on extinguishment of debt	—	—	—	(6)
Loss on Dell stock purchase	—	—	—	2
Other	3	2	7	3
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(476)	(386)	(178)	(102)
Other current assets and other assets	(85)	(205)	(350)	(446)
Due to/from related parties, net	(395)	(278)	(405)	(440)
Accounts payable	(21)	(75)	104	(35)
Accrued expenses and other liabilities	397	319	281	330
Income taxes payable	(49)	722	(40)	660
Unearned revenue	777	643	1,134	985

Net cash provided by operating activities	1,012	850	3,663	3,218

Investing activities:
Additions to property and equipment	(66)	(99)	(245)	(263)
Purchases of available-for-sale securities	—	(930)	(780)	(4,269)
Sales of available-for-sale securities	3,812	449	3,999	2,195
Maturities of available-for-sale securities	488	368	2,393	1,573
Purchases of strategic investments	(5)	(4)	(8)	(37)
Proceeds from disposition of assets	3	7	38	13
Business combinations, net of cash acquired, and purchases of intangible assets	(419)	(436)	(938)	(671)
Net cash paid on disposition of a business	—	(5)	(12)	(53)

Net cash provided by (used in) investing activities	3,813	(650)	4,447	(1,512)

Financing activities:
Proceeds from issuance of common stock	7	18	188	122
Net proceeds from issuance of long-term debt	—	—	—	3,961
Repayment of notes payable to Dell	—	—	—	(1,225)
Repurchase of common stock	(42)	(169)	(42)	(1,449)
Shares repurchased for tax withholdings on vesting of restricted stock	(129)	(80)	(357)	(351)
Payment for Special Dividend	(11,000)	—	(11,000)	—
Payment for common control transaction with Dell	—	—	(8)	—

Net cash provided by (used in) financing activities	(11,164)	(231)	(11,219)	1,058

Net increase (decrease) in cash, cash equivalents and restricted cash	(6,339)	(31)	(3,109)	2,764
Cash, cash equivalents and restricted cash at beginning of the period	9,233	6,034	6,003	3,239

Cash, cash equivalents and restricted cash at end of the period	$2,894	$6,003	$2,894	$6,003

Supplemental disclosures of cash flow information:
Cash paid for interest	$3	$2	$129	$21
Cash paid for taxes, net	192	89	398	177
Non-cash items:
Changes in capital additions, accrued but not paid	$(7)	$(9)	$9	$10
Changes in tax withholdings on vesting of restricted stock, accrued but not paid	(44)	(12)	17	(4)

(1)

Adjusted to reflect the adoption of ASC 606 and Accounting Standards Update (“ASU”) No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. Net cash provided by operating activities increased by $3 million and $7 million for the three and twelve months ended February 2, 2018 when compared to the previously reported amounts due to the adoption of ASU 2016-18.

VMware, Inc.

GROWTH IN REVENUE PLUS SEQUENTIAL CHANGE IN UNEARNED REVENUE
(in millions)
(unaudited)
Growth in Total Revenue Plus Sequential Change in Unearned Revenue
	Three Months Ended
	February 1,	February 2,
	2019	2018(1)
Total revenue, as reported	$2,591	$2,226
Sequential change in unearned revenue(2)	777	647

Total revenue plus sequential change in unearned revenue	$3,368	$2,873

Change (%) over prior year, as reported	17%
Growth in License Revenue Plus Sequential Change in Unearned License Revenue
	Three Months Ended
	February 1,	February 2,
	2019	2018(1)
Total license revenue, as reported	$1,231	$1,018
Sequential change in unearned license revenue(3)	43	41

Total license revenue plus sequential change in unearned license revenue	$1,274	$1,059

Change (%) over prior year, as reported	20%

(1)	Adjusted to reflect the adoption of ASC 606.
(2)

Sequential change in unearned revenue consists of the change in total unearned revenue from the preceding quarter. Total unearned revenue consists of current and non-current unearned revenue amounts presented in the consolidated balance sheets.

(3)	Unearned license revenue primarily consists of the allocated portion of VMware’s SaaS offerings.

VMware, Inc.

SUPPLEMENTAL UNEARNED REVENUE SCHEDULE

(in millions)

(unaudited)

	February 1, 2019	November 2, 2018	August 3, 2018	May 4, 2018	February 2, 2018(1)	November 3, 2017(1)
Unearned revenue as reported:
License	$255	$212	$190	$157	$184	$143
Software maintenance	5,972	5,345	5,223	5,024	5,082	4,541
Professional services	751	644	617	575	573	508

Total unearned revenue	$6,978	$6,201	$6,030	$5,756	$5,839	$5,192

(1)	Adjusted to reflect the adoption of ASC 606.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Three Months Ended February 1, 2019

(amounts in millions, except per share amounts, and shares in thousands)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition, Disposition and Other Items	Tax Adjustment(1)	Non-GAAP, as adjusted(2)
Operating expenses:
Cost of license revenue	$52	—	—	(31)	—	—	$20
Cost of services revenue	$291	(14)	—	(1)	(1)	—	$275
Research and development	$542	(99)	—	—	(1)	—	$442
Sales and marketing	$807	(56)	(1)	(10)	(1)	—	$738
General and administrative	$235	(31)	—	—	(55)	—	$149
Realignment and loss on disposition	$—	—	—	—	—	—	$—
Operating income	$664	200	1	42	58	—	$967
Operating margin(2)	25.6%	7.7%	0.1%	1.6%	2.2%	—	37.3%
Investment income (loss)	$(7)	—	—	—	46	—	$40
Other income (expense), net(3)	$(32)	—	—	—	40	—	$7
Income before income tax	$591	200	1	42	144	—	$980
Income tax provision	$89					67	$157
Tax rate(2)	15.1%						16.0%
Net income	$502	200	1	42	144	(67)	$823
Net income per weighted-average share, diluted for Classes A and B(2) (4)	$1.21	$0.48	$—	$0.10	$0.35	$(0.16)	$1.98

(1)

Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments, such as adjustments resulting from the U.S. Tax Cuts and Jobs Act enacted on December 22, 2017 (the “2017 Tax Act”). Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

(2)	Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(3)

Non-GAAP adjustment to other income (expense), net includes gains or losses on equity investments, whether realized or unrealized. During the three months ended February 1, 2019, this adjustment primarily included a loss of $38 million, which related to VMware’s investment in Pivotal to adjust it to its fair value.

(4)	Calculated based upon 416,451 diluted weighted-average shares for Classes A and B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Three Months Ended February 2, 2018

(amounts in millions, except per share amounts, and shares in thousands)

(unaudited)

	GAAP(1)	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition, Disposition and Other Items	Tax Adjustment(1)(2)	Non-GAAP, as adjusted(1)(3)
Operating expenses:
Cost of license revenue	$41	—	—	(28)	—	—	$12
Cost of services revenue	$263	(12)	1	(1)	—	—	$251
Research and development	$457	(88)	—	—	(1)	—	$368
Sales and marketing	$689	(49)	(1)	(7)	1	—	$633
General and administrative	$169	(21)	—	—	(6)	—	$142
Realignment and loss on disposition	$2	—	—	—	(2)	—	$—
Operating income	$605	170	—	36	8	—	$820
Operating margin(3)	27.2%	7.6%	—%	1.6%	0.4%	—	36.8%
Other income (expense), net	$15	—	—	—	(13)	—	$2
Income before income tax	$625	170	—	36	(5)	—	$827
Income tax provision	$1,012					(843)	$170
Tax rate(3)	161.9%						20.5%
Net income (loss)	$(387)	170	—	36	(5)	843	$657
Net income (loss) per weighted-average share, diluted for Classes A and B(3) (4) (5)	$(0.96)	$0.41	$—	$0.09	$(0.01)	$2.06	$1.60

(1)	Adjusted to reflect the adoption of ASC 606.
(2)

Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments, such as adjustments resulting from the 2017 Tax Act. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

(3)	Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(4)

GAAP net loss per weighted-average share, diluted, was based upon 403,383 diluted weighted-average shares for Classes A and B. During the three months ended February 2, 2018, VMware incurred a GAAP net loss. As a result, all potentially dilutive securities were anti-dilutive and excluded from the computation of GAAP net loss per weighted-average share, diluted.

(5)	Non-GAAP net income per weighted-average share, diluted, was calculated based upon 410,096 diluted weighted-average shares for Classes A and B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Twelve Months Ended February 1, 2019

(amounts in millions, except per share amounts, and shares in thousands)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition, Disposition and Other Items	Tax Adjustment(1)	Non-GAAP, as adjusted(2)
Operating expenses:
Cost of license revenue	$191	(1)	—	(120)	—	—	$70
Cost of services revenue	$1,067	(51)	(1)	(3)	(2)	—	$1,011
Research and development	$1,975	(371)	(1)	—	(3)	—	$1,600
Sales and marketing	$2,918	(203)	(4)	(33)	(1)	—	$2,675
General and administrative	$764	(105)	(1)	—	(82)	—	$577
Realignment and loss on disposition	$9	—	—	—	(9)	—	$—
Operating income	$2,050	731	7	156	97	—	$3,041
Operating margin(2)	22.8%	8.1%	0.1%	1.7%	1.1%	—	33.9%
Investment income	$161	—	—	—	46	—	$208
Other income (expense), net(3)	$806	—	—	—	(798)	—	$6
Income before income tax	$2,883	731	7	156	(655)	—	$3,121
Income tax provision	$461					38	$499
Tax rate(2)	16.0%						16.0%
Net income	$2,422	731	7	156	(655)	(38)	$2,622
Net income per weighted-average share, diluted for Classes A and B(2) (4)	$5.85	$1.76	$0.02	$0.38	$(1.58)	$(0.09)	$6.33

(1)

Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments, such as adjustments resulting from the 2017 Tax Act. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

(2)	Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(3)

Non-GAAP adjustment to other income (expense), net includes gains or losses on equity investments, whether realized or unrealized. During the twelve months ended February 1, 2019, this adjustment primarily included a gain of $813 million, which related to VMware’s investment in Pivotal to adjust it to its fair value.

(4)	Calculated based upon 414,267 diluted weighted-average shares for Classes A and B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Twelve Months Ended February 2, 2018

(amounts in millions, except per share amounts, and shares in thousands)

(unaudited)

	GAAP(1)	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition, Disposition and Other Items(1)	Loss on Share Repurchase	Tax Adjustment(1)(2)	Non-GAAP, as adjusted(1)(3)
Operating expenses:
Cost of license revenue	$157	(2)	—	(107)	—	—	—	$48
Cost of services revenue	$984	(50)	(1)	(2)	—	—	—	$930
Research and development	$1,755	(355)	(1)	—	(5)	—	—	$1,395
Sales and marketing	$2,506	(197)	(3)	(23)	(2)	—	—	$2,281
General and administrative	$654	(79)	(1)	—	(23)	—	—	$551
Realignment and loss on disposition	$104	—	—	—	(104)	—	—	$—
Operating income	$1,702	683	6	132	134	—	—	$2,657
Operating margin(3)	21.6%	8.7%	0.1%	1.7%	1.7%	—	—	33.8%
Other income (expense), net	$66	—	—	—	(46)	2	—	$21
Income before income tax	$1,814	683	6	132	88	2	—	$2,724
Income tax provision	$1,155						(597)	$558
Tax rate(3)	63.7%							20.5%
Net income	$659	683	6	132	88	2	597	$2,166
Net income per weighted-average share, diluted for Classes A and B(3) (4)	$1.59	$1.65	$0.02	$0.32	$0.21	$—	$1.44	$5.24

(1)	Adjusted to reflect the adoption of ASC 606.
(2)

Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments, such as adjustments resulting from the 2017 Tax Act. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

(3)	Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(4)	Calculated based upon 413,368 diluted weighted-average shares for Classes A and B.

VMware, Inc.

REVENUE BY TYPE

(in millions)

(unaudited)

	Three Months Ended		Twelve Months Ended
	February 1, 2019	February 2, 2018(1)	February 1, 2019	February 2, 2018(1)
Revenue:
License	$1,231	$1,018	$3,788	$3,200
Services:
Software maintenance	1,183	1,043	4,506	4,032
Professional services	177	165	680	630

Total services	1,360	1,208	5,186	4,662

Total revenue	$2,591	$2,226	$8,974	$7,862

Percentage of revenue:
License	47.5%	45.7%	42.2%	40.7%
Services:
Software maintenance	45.6%	46.9%	50.2%	51.3%
Professional services	6.9%	7.4%	7.6%	8.0%

Total services	52.5%	54.3%	57.8%	59.3%

Total revenue	100.0%	100.0%	100.0%	100.0%

(1)	Adjusted to reflect the adoption of ASC 606.

VMware, Inc.

REVENUE BY GEOGRAPHY

(in millions)

(unaudited)

	Three Months Ended		Twelve Months Ended
	February 1, 2019	February 2, 2018(1)	February 1, 2019	February 2, 2018(1)
Revenue:
United States	$1,152	$1,010	$4,205	$3,834
International	1,439	1,216	4,769	4,028

Total revenue	$2,591	$2,226	$8,974	$7,862

Percentage of revenue:
United States	44.5%	45.4%	46.9%	48.8%
International	55.5%	54.6%	53.1%	51.2%

Total revenue	100.0%	100.0%	100.0%	100.0%

(1)	Adjusted to reflect the adoption of ASC 606.

VMware, Inc.

RECONCILIATION OF GAAP CASH FLOWS FROM OPERATING ACTIVITIES

TO FREE CASH FLOWS

(A NON-GAAP FINANCIAL MEASURE)

(in millions)

(unaudited)

	Three Months Ended		Twelve Months Ended
	February 1, 2019	February 2, 2018(1)	February 1, 2019	February 2, 2018(1)
GAAP cash flows from operating activities	$1,012	$850	$3,663	$3,218
Capital expenditures	(66)	(99)	(245)	(263)

Free cash flows	$946	$751	$3,418	$2,955

(1)

Adjusted to reflect the adoption of ASU 2016-18. GAAP cash flows from operating activities increased by $3 million and $7 million for the three and twelve months ended February 2, 2018 when compared to the previously reported amounts due to the adoption of ASU 2016-18.

About Non-GAAP Financial Measures

To provide investors and others with additional information regarding VMware’s results, VMware has disclosed in this earnings release the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP net income per diluted share and free cash flow. VMware has provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. These non-GAAP financial measures, other than free cash flow, differ from GAAP in that they exclude stock-based compensation, employer payroll tax on employee stock transactions, amortization of acquired intangible assets, realignment charges, acquisition, disposition and other-related items, gain or loss on share repurchase, certain litigation and other contingencies and discrete items that impacted our GAAP tax rate, each as discussed below. Our non-GAAP financial measures also reflect the application of our non-GAAP tax rate. Free cash flow differs from GAAP cash flow from operating activities with respect to the treatment of capital expenditures.

VMware’s management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, for internal budgeting and forecasting purposes, for short- and long-term operating plans, to calculate bonus payments and to evaluate VMware’s financial performance, the performance of its individual functional groups and the ability of operations to generate cash. Management believes these non-GAAP financial measures reflect VMware’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in VMware’s business, as they exclude charges and gains that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating VMware’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Additionally, management believes information regarding free cash flow provides investors and others with an important perspective on the cash available to make strategic acquisitions and investments, to repurchase shares, to fund ongoing operations and to fund other capital expenditures.

Management believes these non-GAAP financial measures are useful to investors and others in assessing VMware’s operating performance due to the following factors:

•

Stock-based compensation. Stock-based compensation is generally fixed at the time the stock-based instrument is granted and amortized over a period of several years. Although stock-based compensation is an important aspect of the compensation of VMware’s employees and executives, the expense for the fair value of the stock-based instruments VMware utilizes may bear little resemblance to the actual value realized upon the vesting or future exercise of the related stock-based awards. Management believes it is useful to exclude stock-based compensation in order to better understand the long-term performance of VMware’s core business.

•

Employer payroll tax on employee stock transactions. The amount of employer payroll taxes on stock-based compensation is dependent on VMware’s stock price and other factors that are beyond VMware’s control and do not correlate to the operation of the business.

•

Amortization of acquired intangible assets. A portion of the purchase price of VMware’s acquisitions is generally allocated to intangible assets, such as intellectual property, and is subject to amortization. However, VMware does not acquire businesses on a predictable cycle. Additionally, the amount of an acquisition’s purchase price allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition. Therefore, VMware believes that the presentation of non-GAAP financial measures that adjust for the amortization of intangible assets provides investors and others with a consistent basis for comparison across accounting periods.

•

Realignment charges. Realignment charges include workforce reductions, asset impairments, losses on asset disposals and costs to exit facilities. VMware’s management believes it is useful to exclude these items, when significant, as they are not reflective of VMware’s core business and operating results.

•

Acquisition, disposition and other-related items. As VMware does not acquire or dispose of businesses on a predictable cycle and the terms of each transaction can vary significantly and are unique to each transaction, VMware believes it is useful to exclude acquisition, disposition and other-related items when looking for a consistent basis for comparison across accounting periods. These items include:

•	Direct costs of acquisitions and dispositions, such as transaction and advisory fees.

•	Accruals for the portion of merger consideration payable in installments that may be paid in cash or VMware stock, at the option of VMware.

•

Gains or losses on equity investments, whether realized or unrealized, including an unrealized loss of $38 million during the three months ended February 1, 2019 and an unrealized gain of $813 million during the twelve months ended February 1, 2019, which related to VMware’s investment in Pivotal to adjust it to its fair value.

•	Charges recognized for non-recoverable strategic investments or gains recognized on the disposition of strategic investments are included as other-related items.

•

Gains or losses on sale or disposal of distinct lines of business or product offerings, or transactions with features similar to discontinued operations, including recoveries or charges recognized to adjust the fair value of assets that qualify as “held for sale.”

•	Certain costs incurred related to Dell’s acquisition of VMware’s parent company, EMC Corporation.

•

Certain costs incurred by VMware in connection with its special dividend paid on December 28, 2018, as well as certain losses recognized upon the liquidation of investment securities that were used to fund the special dividend.

•

Gain or loss on share repurchase. In December 2016, VMware entered into a stock purchase agreement with Dell and Dell’s wholly-owned subsidiary, EMC Equity Assets LLC, pursuant to which VMware agreed to purchase $500 million of VMware Class A common stock. Through December 31, 2016, VMware had purchased 4.8 million shares for $375 million, as well as recognized a derivative asset related to its obligation to repurchase $125 million of additional shares. The derivative asset was measured at fair value on a recurring basis and resulted in the recognition of gains and losses, which were recorded to other income (expense), net on the consolidated statements of income. On February 15, 2017, the stock purchase agreement with Dell was completed. VMware’s management believes it is useful to exclude the mark-to-market adjustment on the derivative asset, as it is not reflective of VMware’s core business and operating results.

•

Certain litigation and other contingencies. VMware, from time to time, may incur charges or benefits that are outside of the ordinary course of VMware’s business related to litigation and other contingencies. VMware believes it is useful to exclude such charges or benefits because it does not consider such amounts to be part of the ongoing operation of VMware’s business and because of the singular nature of the claims underlying such matters.

•

Tax adjustment. Non-GAAP financial information for the quarter is adjusted for a tax rate equal to VMware’s annual estimated tax rate on non-GAAP income. This rate is based on VMware’s estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating VMware’s non-GAAP income as well as discrete items, such as the estimated net tax expense recognized in the fourth quarter of fiscal 2018 in connection with the enactment of the Tax Cuts and Jobs Act on December 22, 2017. VMware’s estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that VMware management believes materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to VMware’s estimated annual tax rates as described above, the estimated tax rate on non-GAAP income may differ from the GAAP tax rate and from VMware’s actual tax liabilities.

Additionally, VMware’s management believes that the non-GAAP financial measure of free cash flow is meaningful to investors because management reviews cash flow generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered to be a necessary component of ongoing operations.

The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense that affect VMware’s operations. Specifically, in the case of stock-based compensation, if VMware did not pay out a portion of its compensation in the form of stock-based compensation and related employer payroll taxes, the cash salary expense included in operating expenses would be higher, which would affect VMware’s cash position. VMware compensates for these limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP and should not be considered measures of VMware’s liquidity. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited.

Management encourages investors and others to review VMware’s financial information in its entirety and not rely on a single financial measure.